As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRONOS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2640942
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

297 Billerica Road, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Kronos Incorporated

2003 Employee Stock Purchase Plan

(Full Title of the Plan)

Paul A. Lacy

Kronos Incorporated

297 Billerica Road

Chelmsford, Massachusetts 01824

(Name and Address of Agent For Service)

(978) 250-9800

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.01 par value per share (including associated Preferred Stock Purchase Rights)	750,000 shares	$51.61	(2)	$38,707,500	(2)	$3,131.44

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ National Market on July 25, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

Section 67 of Chapter 156B of the Massachusetts General Laws (“M.G.L.”) provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional.

In accordance with Section 67 of Chapter 156B of the M.G.L., the registrant has elected to commit to provide indemnification to its officer’s and directors. Section 9 of the registrant’s Amended and Restated By-Laws (the “By-Laws”) provides that the registrant shall, to the maximum extent permitted by law of The Commonwealth of Massachusetts, indemnify any person against all liabilities and expenses, including amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees, reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved or with which such person may be threatened, by reason of the fact that such person is or was or has agreed to be a director or officer of the registrant or while a director or officer is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another organization or in any capacity with respect to any employee benefit plan. Such indemnification shall be provided although the person to be indemnified is not currently a director, officer, partner, trustee, employee or agent of the corporation or such other organization or no longer serves with respect to any such employee benefit plan.

Notwithstanding the foregoing, the registrant’s By-Laws further provide that no indemnification shall be provided with respect to any matter disposed of by settlement, consent decree or other negotiated resolution unless:

(a)	such indemnification shall have been approved by holders of the shares of the corporation’s capital stock then entitled to vote for directors, voting such shares as a single class, by a majority of the votes cast on the question exclusive of any shares owned by an interested director or officer; or

(b)	such indemnification and such settlement, decree or resolution shall have been approved as being in the best interest of the corporation or organization or plan or participants served, as the case may be, after notice that it involves such indemnification, by a majority of the disinterested directors (or, if applicable, the sole disinterested director) then in office (whether or not constituting a quorum); or

(c)	if no directors are disinterested, a written opinion, reasonably satisfactory to the corporation, of independent legal counsel selected by the corporation, shall have been furnished to the corporation that (i) such indemnification and such settlement, decree or resolution are in the best interest of the corporation or organization or plan or participants served, as the case may be, and (ii) if adjudicated, such indemnification would not be found to have been prohibited by law.

The registrant’s By-Laws also provide that expenses reasonably incurred in the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the registrant in advance of the final disposition thereof upon receipt of an undertaking by the person so indemnified to repay to the corporation the amounts so paid if it is ultimately determined that indemnification for such expenses is not authorized under the By-Laws.

In addition, Article 6, Section 6.10 of the registrant’s Restated Articles of Organization eliminates the personal liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of a director’s fiduciary duty, except to the extent Chapter 156B of the M.G.L. prohibits the elimination or limitation of such liability.

The registrant maintains a general liability insurance policy which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts, on this 1st day of August, 2003.

KRONOS INCORPORATED

By:	/s/ MARK S. AIN
Mark S. Ain Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Kronos Incorporated, hereby severally constitute and appoint Mark S. Ain, Paul A. Lacy and Alyce Moore and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Kronos Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ MARK S. AIN Mark S. Ain	Chief Executive Officer and Chairman of the Board (principal executive officer)	August 1, 2003

/s/ PAUL A. LACY Paul A. Lacy	Executive Vice President, Chief Financial and Administrative Officer, (principal financial and accounting officer)	August 1, 2003

/s/ W. PATRICK DECKER W. Patrick Decker	Director	August 1, 2003

/s/ RICHARD J. DUMLER Richard J. Dumler	Director	August 1, 2003

/s/ DAVID B. KISER David B. Kiser	Director	August 1, 2003

/s/ D. BRADLEY MCWILLIAMS D. Bradley McWilliams	Director	August 1, 2003

/s/ LAWRENCE PORTNER Lawrence Portner	Director	August 1, 2003

/s/ SAMUEL RUBINOVITZ Samuel Rubinovitz	Director	August 1, 2003

INDEX TO EXHIBITS

Number	Description
4.1(1)	Restated Articles of Organization of the Registrant.

4.2(2)	Amended and Restated By-Laws of the Registrant.

4.3(3)	Rights Agreement, dated November 17, 1995, by and between the Registrant and State Street Bank and Trust Company.

5.1	Opinion of Hale and Dorr LLP, counsel to the Registrant.

23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent auditors.

24.1	Power of attorney (included on the signature pages of this registration statement)

99.1	Kronos Incorporated 2003 Employee Stock Purchase Plan as amended.

(1)	Incorporated by reference to the Registrant’s Form 10-Q for the quarterly period ended April 3, 1998.

(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-47383).

(3)	Incorporated by reference to the Registrant’s Form 8-K filed on November 22, 1995.